Exhibit 10.2

RESTRICTED SHARES AGREEMENT

PURSUANT TO THE

SIX FLAGS ENTERTAINMENT CORPORATION LONG-TERM INCENTIVE PLAN

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Participant: James Reid-Anderson

Grant Date: August 12, 2010

Number of Restricted Shares Granted: 145,676

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THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Six Flags Entertainment Corporation, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee;

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Shares  provided herein to the Participant; and

WHEREAS, the Executive and the Company are party to an Employment Agreement dated August 12, 2010 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.             Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.             Grant of Restricted Shares.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Restricted Shares specified above.  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares.

3.             Vesting.

(a)           Subject to Section 4 of the Employment Agreement, the Restricted Shares shall become unrestricted and vested as follows, provided that the Participant has not incurred a termination of employment with the Company and its Subsidiaries (a “Termination”) prior to each such vesting date:

Vesting Date	Number of Shares
Grant Date (the “Grant Date Tranche”)	50%
First anniversary of the Grant Date	12.5%
Second anniversary of the Grant Date	12.5%
Third anniversary of the Grant Date	12.5%
Fourth anniversary of the Grant Date	12.5%

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

(b)           Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Shares any time and for any reason.

(c)           Forfeiture.  All unvested Restricted Shares (determined after giving effect to any accelerated vesting of the Restricted Shares) shall be immediately forfeited upon the Participant’s Termination for any reason.

(d)           Employment Agreement.  For the sake of clarity, Section 4 of the Employment Agreement shall apply to determine any accelerated vesting of this Award.

4.             Period of Restriction; Delivery of Unrestricted Shares.   During the period the Restricted Shares are unvested, the Company shall hold the certificates representing the Restricted Shares and may appropriately legend such certificates.  When Restricted Shares awarded by this Agreement become vested, the Company shall deliver to the Participant one unrestricted Share for each vested Restricted Share and if the Participant’s Share certificates contain legends restricting the transfer of such Shares, the Participant shall be entitled to receive new Share certificates free of such legends (except any legends requiring compliance with securities laws).

5.             Dividends and Other Distributions; Voting.  The Participant shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Shares and shall be paid at the time the Restricted

Shares becomes vested pursuant to Section 3 hereof.  If any dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.  The Participant may exercise full voting rights with respect to the Restricted Shares granted hereunder.

6.             Non-Transferability.  No portion of the Restricted Shares may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Restricted Shares as provided herein, unless and until the Restricted Shares vest in accordance with the provisions hereof and the Participant has become the holder of record of such vested Shares.

7.             Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.             Withholding of Tax.  As a condition to receiving vested Shares hereunder, the Participant must remit to the Company an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the vested Shares and, if the Participant fails to do so, the Company may refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement.

9.             Section 83(b).  If the Participant properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Shares to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such Restricted Shares, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Shares.  If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares, as well as the rights set forth in Section 8 hereof.  The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.

10.           Legend.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Restricted Shares issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Restricted Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 10.

11.           Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant hereby acknowledges, represents and warrants that:

(a)           The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.

(b)           If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Restricted Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the Restricted Shares and the Company is under no obligation to register the Restricted Shares (or to file a “re-offer prospectus”).

(c)           If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Shares, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the Shares may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

12.           Entire Agreement; Amendment.  This Agreement, together with the Plan and the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13.           Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

14.           No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

15.           Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Shares awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

16.           Compliance with Laws.  The grant of Restricted Shares or unrestricted Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the Restricted Shares or any Shares pursuant to this Agreement if any such issuance would violate any such requirements.

17.           Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 3 hereof) any part of this Agreement without the prior express written consent of the Company.

18.           Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.           Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.           Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.           Acquired Rights.  The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of Restricted Shares made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Restricted Shares awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Usman Nabi

Name:	Usman Nabi

Title:	Chairman

PARTICIPANT

/s/ James Reid-Anderson

Name:	James Reid-Anderson